                                                                                                   Exhibit 1

JOINT FILING agreement
In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Schedule 13G (including any and all amendments thereto) with respect to the common stock of Embecta Corp. and further agree that this Joint Filing Agreement shall be included as an Exhibit to such joint filing(s).
The undersigned further agree that each party hereto is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.
This Joint Filing Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.
IN WITNESS WHEREOF, the undersigned have executed this Joint Filing Agreement as of April 21, 2026.
Yacktman Asset Management LP By: /s/ Russell G. Wilkins Name: Russell G. Wilkins Title: Partner
AMG FUNDS ON BEHALF OF ITS SERIES AMG YACKTMAN FUND By: /s/ Patrick Spellman Name: Patrick Spellman Title: Chief Compliance Officer